EXHIBIT 16.1

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street Suite 200
Toronto ON M2P 2H3
Canada
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
June 26, 2008
Ladies and Gentlemen:
We were previously principal accountants for SXC Health Solutions Corp. (the “Company”) and, under the date of March 14, 2008, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006 and on the effectiveness of internal controls over financial reporting as of December 31, 2007. On June 23, 2008, our appointment as principal accountant was terminated. We have read the Company’s statements included under Item 4.01 of its Current Report on Form 8-K dated June 23, 2008, and we agree with such statements.
Very truly yours,
Chartered Accountants, Licensed Public Accountants
KPMG LLP, is a Canadian limited liability partnership and a member firm of the KPMG
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KPMG Canada provides services to KPMG LLP.